Exhibit 99.1

Certain Preliminary Information on ADT Inc.’s Operational and Financial Performance

for the Three Months Ended June 30, 2020

In conjunction with the announcement of the investment by and long-term partnership with Google, following is a brief second quarter 2020 business and financial update. ADT looks forward to discussing its second quarter results along with its full-year 2020 Outlook later this week, on Wednesday, August 5, 2020.

ADT’s performance strengthened in each successive month during the second quarter, with new US residential unit sales improving in May relative to April, and in June relative to May, exiting the quarter at a run rate moderately above the prior year’s levels. Customer acquisition efficiency and customer retention metrics also improved compared to the prior year. The Company’s GAAP net loss was approximately flat compared to the second quarter of 2019 and decreased sequentially from the first quarter of 2020. Adjusted EBITDA also improved sequentially.

These factors collectively contributed to significant cash generation in the quarter, allowing ADT to fully repay the $220 million that was outstanding on its revolving credit facility at the end of the first quarter, and finish the second quarter with approximately $45 million of cash and cash equivalents.

Overall, the company’s strong second quarter performance positions the business well heading into the second half of the year and into 2021.